PRELIMINARY COPY
                            (Subject to Amendment)

[AT&T Logo]

1994
Notice of
Annual Meeting
and
Proxy Statement


                          Wednesday, April 20, 1994
                                 at 9:30 a.m.
                        Georgia World Congress Center
                      285 International Boulevard, N.W.
                               Atlanta, Georgia

                              NOTICE OF MEETING

The 109th Annual Meeting of Shareholders of American Telephone and Telegraph Company will be held at the Georgia World Congress Center, 285 International Boulevard, N.W., Atlanta, Georgia, on Wednesday, April 20, 1994, at 9:30 a.m. for the following purposes:

* To elect directors for the ensuing year (page 0);

* To ratify the appointment of auditors to examine the Company's accounts for the year 1994 (page 00);

  [Confidential Treatment has been requested]

* To approve the 1995 AT&T Employee Stock Purchase Plan;

* To approve the 1994 NCR Employee Stock Purchase Plan;

* To act upon such other matters, including shareholder proposals (beginning on page 00 of the accompanying proxy statement), as may properly come before the meeting.

Holders of common shares of record at the close of business on March 1, 1994, will be entitled to vote with respect to this solicitation.

Robert E. Scannell
Vice President-Law and Secretary

March 1, 1994

[AT&T LOGO]

American Telephone and
Telegraph Company
32 Avenue of the Americas
New York, NY 10013-2412

Robert E. Allen
Chairman of the Board
March 1, 1994

Dear Shareholder:

It is a pleasure to invite you to your Company's 1994 Annual Meeting in Atlanta, Georgia, on Wednesday, April 20th. This will be AT&T's 109th Annual Meeting of Shareholders, and I hope that those who find it convenient will attend.

The Georgia World Congress Center is fully accessible to disabled persons, and we will provide hearing-amplification and sign interpretation for our hearing-impaired shareholders. AT&T products and services will be exhibited and employees representing various business units will be on hand to answer questions before and after the meeting.

Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

I look forward to seeing you at the meeting.

Sincerely,

[Robert E. Allen signature]

American Telephone and Telegraph Company
Executive Offices
32 Avenue of the Americas
New York, NY 10013-2412

                               PROXY STATEMENT
This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being mailed beginning March 1, 1994, to holders of common shares in connection with the solicitation of proxies by the board of directors for the 1994 Annual Meeting of Shareholders in Atlanta, Georgia. Proxies are solicited to give all shareholders of record at the close of business on March 1, 1994, an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum.

If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the enclosed proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later dated proxy, by voting by ballot at the meeting, or by filing with the inspectors of election an instrument of revocation.

Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP"), the proxy card will represent the number of full shares in the DRISPP account on the record date, as well as shares registered in the participant's name. If a shareholder is a participant in the AT&T Employee Stock Ownership Plan ("ESOP"), AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, or AT&T Retirement Savings and Profit Sharing Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. Shares in ESOP cannot be voted unless the card is signed and returned. If cards representing shares in the savings plans are not returned, those shares will be voted by the trustees of the plans.

Shares allocated to the accounts of participants in plans of NCR Corporation ("NCR" a wholly owned subsidiary of AT&T), such as the NCR Corporation Payroll Employee Stock Ownership Plan, the NCR Corporation Savings Plan, and the NCR Corporation Employees' Profit Sharing Plan (referred to collectively as the "NCR Future Income Plans") may be voted through separate participant direction cards that will be mailed to participants in the NCR Future Income Plans. If a participant also owns shares outside the NCR Future Income Plans, the participant must return both the proxy card and the participant direction card. The trustee will vote the number of shares allocated to a participant's account or accounts under the NCR Future Income Plans in accordance with the directions on the participant direction card if the card is duly signed and received by 0000 00, 1994. Allocated shares for which the trustee receives no instructions and all unallocated shares will be voted by the trustee.

If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and mark the appropriate box on the proxy card. Beneficial owners who plan to attend may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to the Manager, AT&T Shareowner Relations, 32 Avenue of the Americas, Room 2415, New York, NY 10013-2412.

Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

Highlights of the meeting will be included in the next quarterly report. Information on obtaining a full transcript of the meeting will also be found in that quarterly report.

Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. However, shareholders with multiple accounts may be receiving more than one annual report, which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders may authorize us to discontinue mailing extra reports by marking the appropriate box on the proxy card for selected accounts. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T shareholder services number, 1-800-348-8288.

Comments from shareholders about the proxy material or about other aspects of the business are welcome, and space is provided on the proxy card for this purpose. Although such notes are not answered on an individual basis, they are very helpful in assessing shareholder sentiment and in determining what kinds of additional information should be furnished in various Company publications.

On January 1, 1994, there were 0,000,000,000 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.

BOARD OF DIRECTORS
The board of directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, and by participating in board and committee meetings.

The board held 13 meetings in 1993; the committees held 22 meetings. The average attendance at the aggregate of the total number of meetings of the board and the total number of committee meetings was 93%.

COMMITTEES OF THE BOARD
The board has established a number of committees, including the Audit Committee, the Compensation Committee, and the Committee on Directors, each of which is briefly described below. Other committees of the board are: the Corporate Public Policy Committee, the Employee Benefits Committee, the Executive Committee, the Finance Committee, and the Proxy Committee (which votes the shares represented by proxies at the annual meeting of shareholders).

The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting; the committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The committee recommends to the board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of six non-employee directors, met five times in 1993.

The Compensation Committee has five members, none of whom is an employee of the Company. The committee administers management incentive compensation plans, including stock option plans. The committee makes recommendations to the board with respect to compensation of directors and of the five most highly compensated executive officers. The committee met four times in 1993.

The Committee on Directors advises and makes recommendations to the board on all matters concerning directorship practices and the selection of candidates as nominees for election as directors. The committee, which consists of six non-employee directors, met two times in 1993. The committee recommended this year's candidates at the January 1994 board meeting.

In recommending board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their chosen activity; it considers such factors as anticipated participation in board activities, education, geographic location, and special talents or personal attributes. Shareholders who wish to suggest qualified candidates should write to the Vice President-Law and Secretary of the Company at 32 Avenue of the Americas, New York, NY 10013-2412, stating in detail the qualifications of such persons for consideration by the Committee on Directors.

COMPENSATION OF DIRECTORS
Directors who are not employees receive an annual retainer of $       and a
fee of $      for each board, committee, and shareholder meeting attended.
The chairmen of the Audit Committee, Compensation Committee, and Finance
Committee each receive an additional annual retainer of $     . Other
non-employee directors who chair committees receive additional annual
retainers of $     . Pursuant to the Company's Deferred Compensation Plan for
Non-Employee Directors, 15% of the annual retainer for each non-employee director is deferred and credited to a portion of a deferred compensation account, the value of which is measured from time to time by the value of Company common shares (the "AT&T shares portion"). Directors may elect to defer the receipt of all or part of the remainder of their compensation into the AT&T shares portion or the cash portion of the deferred compensation account (the "cash portion"). The AT&T shares portion is credited on each dividend payment date for AT&T common stock with a number of deferred shares of common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter, plus %. Directors who are also employees of the Company or a subsidiary of the Company receive no compensation for serving as directors.

The Company also provides non-employee directors with travel accident insurance when on AT&T business. A non-employee director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the director; however, all the Company contributions will be returned to the Company at the earlier of (a) the director's death or (b) the later of age 70 or 10 years from the policy's inception. This benefit will continue after the non-employee director's retirement from the board of directors.

Non-employee directors with at least five years' service are eligible for an annual retirement benefit equal to their annual retainer at retirement. The benefit begins at age 70 and is payable for life.

ELECTION OF DIRECTORS (Item A on Proxy Card)
The Proxy Committee intends to vote for the election of the 15 nominees listed on the following pages unless otherwise instructed on the proxy card. These nominees have been selected by the board on the recommendation of the Committee on Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the appropriate space provided on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Committee on Directors or, if none, the size of the board will be reduced. The Committee on Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1994.


NOMINEES FOR ELECTION AS DIRECTORS
Robert E. Allen, Chairman and Chief Executive Officer of AT&T since 1988; President and Chief Operating Officer of AT&T (1986-1988). Chairman and Chief Executive Officer of AT&T Technologies, Inc. (1986-1988); Chairman of AT&T International Inc. (1986-1987) and Chairman of AT&T Information Systems Inc. (1985-1986) (subsidiaries). Director of Bristol-Myers Squibb Co.; the Federal Reserve Bank of New York; and PepsiCo, Inc. Chairman of The Business Council. Director of AT&T since 1984; Chairman of the Executive and Proxy Committees. Age 58.

[Insert Photo]

M. Kathryn Eickhoff, President of Eickhoff Economics Inc. (economic consultants) since 1987. Associate Director for Economic Policy, U.S. Office of Management and Budget (1985-1987). Director of National Westminster Bancorp Inc.; Tenneco Inc.; and The Upjohn Company. Director of AT&T since 1987; member of the Corporate Public Policy Committee and the Committee on Employee Benefits. Age 54.

[Insert Photo]

Walter Y. Elisha, Chairman since 1983 and Chief Executive Officer since 1981 of Springs Industries, Inc. (textile manufacturing). Director of Springs Industries, Inc.; and Cummins Engine Company, Inc. Director of AT&T since 1987; member of the Compensation and Finance Committees and the Committee on Directors. Age 61.

[Insert Photo]

Philip M. Hawley, retired Chairman and Chief Executive Officer of Carter Hawley Hale Stores, Inc. (department stores) (1983-1993). Director of Atlantic Richfield Co.; BankAmerica Corp. and its subsidiary, Bank of America, N.T. & S.A.; Carter Hawley Hale Stores, Inc.; Johnson & Johnson; and Weyerhaeuser Company. Director of AT&T since 1982; Chairman of the Compensation Committee; member of the Committee on Directors and the Committee on Employee Benefits. Age 68.

[Insert Photo]

Carla A. Hills, Chairman and Chief Executive Officer of Hills & Company (international consultants) since 1993. United States Trade Representative, Executive Office of the President (1989-1993). Partner in Weil, Gotshal & Manges (law firm) (1986-1989). Director of American International Group; Bechtel Group and its subsidiary, Bechtel Enterprises; Chevron Corp.; Time Warner Inc.; and UAL Corp. Director of AT&T since 1993; member of the Audit and Corporate Public Policy Committees. Age 59.

[insert photo]

Belton K. Johnson, owner of Chaparrosa Ranch for more than 19 years. Chairman of Belton K. Johnson Interests since 1981. Director of Tenneco Inc. Director of AT&T since 1974; member of the Executive, Corporate Public Policy, and Proxy Committees, and the Committee on Employee Benefits. Age 64.

[insert photo]

Drew Lewis, Chairman and Chief Executive Officer of Union Pacific Corp. (transportation, natural resources, and environmental services) since 1987. Director of American Express Co.; Ford Motor Company; Rockefeller Group, Inc.; and Union Pacific Corp. Director of AT&T since 1989; member of the Audit and Corporate Public Policy Committees and the Committee on Directors. Age 62.

[insert photo]

Donald F. McHenry, President of IRC Group (international relations consultants) since 1981, University Research Professor of Diplomacy and International Relations, Georgetown University, since 1981. Director of Bank of Boston Corp. and its subsidiary, First National Bank of Boston; Coca-Cola Co.; International Paper Co.; and SmithKline Beecham Corp. Director of AT&T since 1986; Chairman of the Committee on Employee Benefits; member of the Finance Committee. Age 57.

[insert photo]

Victor A. Pelson, Executive Vice President of AT&T and Chairman of the AT&T Global Operations Team since 1993; Group Executive, AT&T Communications Services (1989-1993); President, AT&T General Markets Group (1986-1989). Director of United Parcel Services of America, Inc. Director of AT&T since 1993. Age 56.

[insert photo]

Donald S. Perkins, retired Chairman and Chief Executive Officer of Jewel Companies, Inc. (diversified retailer) (1970-1980). Director of Aon Corp.; Cummins Engine Company, Inc.; Illinois Power Co.; Inland Steel Industries; Kmart Corp.; Springs Industries, Inc.; TBG Inc.; and Time Warner Inc. Trustee of Northwestern University, the Putnam Funds, and LaSalle Street Fund. Director of AT&T since 1979; Chairman of the Committee on Directors; member of the Audit, Executive, Finance, and Proxy Committees. Age 66.

[insert photo]

Henry B. Schacht, Chairman and Chief Executive Officer of Cummins Engine Company, Inc. since 1977. Director of CBS Inc.; The Chase Manhattan Corp. and its subsidiary, The Chase Manhattan Bank, N.A.; and Cummins Engine Company, Inc. Trustee of The Ford Foundation and The Yale Corporation. Director of AT&T since 1981; Chairman of the Corporate Public Policy Committee; member of the Audit Committee. Age 59.

[Insert Photo]

Michael I. Sovern, President Emeritus and Chancellor Kent Professor of Law at Columbia University; President (1980-1993). Director of Chemical Banking Corporation and its subsidiary, Chemical Bank; Orion Pictures Corporation; and Warner-Lambert Co. Director of AT&T since 1984; Chairman of the Audit Committee; member of the Compensation Committee. Age 62.

[insert photo]


Franklin A. Thomas, President of The Ford Foundation since 1979. Director of Aluminum Company of America; CBS Inc.; Citicorp and its subsidiary, Citibank, N.A.; and Cummins Engine Company, Inc. Director of AT&T since 1988; member of the Audit and Corporate Public Policy Committees, and the Committee on Directors. Age 59.

[insert photo]

Joseph D. Williams, retired Chairman and Chief Executive Officer of Warner-Lambert Co. (pharmaceuticals, health care, and consumer products) (1985-1991). Director of Exxon Corp.; J.C. Penney Co., Inc.; Rockefeller Financial Services, Inc.; Therapeutic Antibodies Inc.; and Warner-Lambert Co. Director of AT&T since 1984; Chairman of the Finance Committee; member of the Executive and Compensation Committees. Age 67.

[insert photo]

Thomas H. Wyman, Chairman of S.G. Warburg & Co. Inc. since 1992 and Vice Chairman of S.G. Warburg Group PLC (U.K.) since 1993 (investment banking). Chairman of United Biscuits (Holdings) U.S. Ltd. (food products) (1989-1992). William Donaldson Faculty Fellow, Yale University School of Organization and Management (1987-1988). Chairman and Chief Executive Officer of CBS Inc. (1983-1986). Director of General Motors Corporation; Imperial Chemical Industries PLC (U.K.); S.G. Warburg Group PLC (U.K.) and S.G. Warburg & Co. Inc.; and United Biscuits (Holdings) PLC (U.K.). Director of AT&T since 1981; member of the Compensation and Finance Committees and the Committee on Directors. Age 64.

[insert photo]

STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth information concerning the beneficial ownership of the Company's common stock as of January 1, 1994, for (a) each director and nominee for director; (b) each of the named officers (the "named officers" as defined in the Compensation Report, herein) not listed as a director; and (c) directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.

                                         Number of
                                          Shares
                                       Beneficially
                Name                    Owned (1)
 -----------------------------------   -------------
                 (a)
Robert E. Allen (2)                         000,000
M. Kathryn Eickhoff                             000
Walter Y. Elisha                              0,000
Philip M. Hawley (3)                          0,000
Carla A. Hills                                  000
Belton K. Johnson
Drew Lewis                                    0,000
Donald F. McHenry                               000
Victor A. Pelson (4)                        000,000
Donald S. Perkins (5)                         0,000
Henry B. Schacht                              0,000
Michael I. Sovern                             0,000
Franklin A. Thomas                            0,000
Joseph D. Williams                            0,000
Thomas H. Wyman                               0,000
                 (b)
                                                000

                                                000
                 (c)
Directors and Executive Officers as
a Group (7)                               0,000,000

     Footnotes

1. No individual director and nominee for director or named officer beneficially owns 1% or more of the Company's outstanding common stock, nor do the directors and executive officers as a group.

2. Includes beneficial ownership of    ,    shares which may be acquired
within 60 days pursuant to stock options and   ,    restricted shares awarded
under employee incentive compensation plans.

3. Mr. Hawley disclaims beneficial ownership of     common shares held by
Mrs. Hawley.

4. Includes beneficial ownership of    ,    shares which may be acquired
within 60 days pursuant to stock options awarded under employee incentive
compensation plans. Mr. Pelson disclaims beneficial ownership of     common
shares held in a trust of which Mrs. Pelson is a co-trustee and co-remainder beneficiary.

5. Mr. Perkins as an investment company trustee also has shared voting and
investment power over  ,   ,    common shares.

6. Includes beneficial ownership of    ,    shares which may be acquired
within 60 days pursuant to stock options awarded under employee incentive compensation plans.

7. Includes beneficial ownership of  ,   ,    shares which may be acquired
within 60 days pursuant to stock options awarded under employee incentive
compensation plans as well as  ,   ,    shares over which they have sole or
shared voting and investment power as trustee.


RATIFICATION OF APPOINTMENT OF AUDITORS
(Item B on Proxy Card)
Subject to shareholder ratification, the board of directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand as the independent auditors to examine the Company's financial statements for the year 1994. Coopers & Lybrand has audited the Company's books for many years. The board recommends that the shareholders vote FOR such ratification. If the shareholders do not ratify this appointment, other independent auditors will be considered by the board upon recommendation of the Audit Committee.

Representatives of Coopers & Lybrand are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

For the year 1993 Coopers & Lybrand also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans. Ratification of the appointment of auditors would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote.

            -----------------------------------------

            [Confidential Treatment has been requested]

             -----------------------------------------

DIRECTORS' PROPOSAL TO APPROVE THE 1995 AT&T EMPLOYEE STOCK PURCHASE PLAN

(Item D on Proxy Card)
In January 1994, the board adopted, subject to shareholder approval, the 1995 AT&T Employee Stock Purchase Plan (the "Plan"). If approved by shareholders, the Plan provides eligible employees (defined below) with an opportunity to purchase AT&T Common Stock (the "Common Stock") through payroll deductions and is intended as an employment incentive and to encourage stock ownership in order to participate in the economic progress of the Company during the term of the Plan.

Shares Reserved for Plan
The aggregate number of shares of Common Stock which may be purchased under the Plan shall not exceed 25,000,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Any such adjustment will be made by the board. Shares issued under the Plan may consist, in whole or part, of authorized and unissued shares or treasury shares.

Any Common Stock purchased pursuant to this Plan shall be subject to the restriction that the stock may not be sold, transferred, or otherwise disposed of, other than by will or the laws of descent and distribution on the death of the Eligible Employee, for at least one year from the date the stock is purchased. Any Common Stock purchased pursuant to this Plan shall be subject to such other restrictions on resale as the Administrator (defined below) considers appropriate, provided, however, that no such restriction on resale shall be for a period of more than two years from the date the Common Stock is purchased.

Eligibile Participants
Employees of the Company or a subsidiary are eligible to participate, on a purely voluntary basis, in the plan if they are employed:

(a) in the United States and are participants in the AT&T Management Pension Plan or

(b) outside the United States and are included in a group of employees designated by the Administrator as being eligible for participation in the Plan.

Approximately 150,000 employees would have been eligible to participate as of January 1, 1994.

Material Features of Plan
Until the Plan is terminated or the supply of shares reserved is exhausted, the Administrator may make such offerings as the Administrator determines appropriate. Each Offering shall be for a limited period ending on such Exercise Dates as the Administrator determines. Each Offering shall be for a period of not more than six months.

Each Eligible Employee on an Exercise Date shall be entitled to purchase whole shares of Common Stock at the purchase price equal to 85% of the average of the reported highest and lowest sale prices of shares of Common Stock on the New York Stock Exchange on each of the ten days immediately preceding the applicable Exercise Date. However, the purchase price shall not be less than the par value of the Common Stock.

Any Eligible Employee may participate in an Offering by filing a Stock Purchase Agreement before an Exercise Date in accordance with rules and procedures established by the Administrator. Once an Eligible Employee has filed a Stock Purchase Agreement he or she will participate in the Offering unless he or she is permitted to withdraw from the Offering in accordance with rules and procedures established by the Administrator.

Payment for shares of Common Stock purchased under the Plan will be made by authorized payroll deductions from an Eligible Employee's Eligible Compensation. "Eligible Compensation" means the lesser of (a) 10% of an Eligible Employee's basic salary rate, lump sum merit awards, and incentive compensation payable from the Company or a subsidiary of the Company (a "Subsidiary"), but shall not include shift differentials, or other premium pay, or awards under long- and short-term incentive plans for senior managers, or (b) the total amount payable to an Eligible Employee from the

Company or a Subsidiary as his or her AT&T Performance Award or any other incentive compensation or bonus as determined by the Administrator.

In his or her Stock Purchase Agreement, an Eligible Employee authorizes a deduction from his or her Eligible Compensation payable before the next Exercise Date of any full dollar amount or of any amount equal to any full percentage of such payment, provided, however, that the minimum deduction is the amount necessary to purchase 10 shares of Common Stock.

On each Exercise Date, the Company will use amounts deducted from the Eligible Compensation of each Eligible Employee to purchase the largest number of whole shares of AT&T Common Stock that can be purchased with (a) the amount authorized by the Eligible Employee in his or her Stock Purchase Agreement less (b) any applicable taxes required to be withheld by the Company or Subsidiary and any other payroll deductions authorized by the Eligible Employee. Any amount not used to purchase shares under the Plan shall be refunded to the Eligible Employee.

All funds received by the Company under the Plan may be used for any corporate purpose.

Tax Treatment
This Plan is not intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended. Therefore, employees will be deemed to have received taxable compensation income on an Exercise Date equal to the excess of the fair market value of the shares on the Exercise Date over the purchase price. The Company will be entitled to a deduction from income equal to the amount the employees are required to report as compensation income.

Plan Administration and Termination
Subject to the general control of, and superseding action by, the board, the Senior Vice President-Human Resources of the Company (the "Administrator") has full power to administer the Plan. The Administrator may delegate any or all of the administrative functions under this Plan to such individuals, committees, or entities as the Administrator considers appropriate. The Administrator may adopt rules and procedures not inconsistent with the provisions of the Plan for its administration. The Administrator may adopt the form of stock purchase agreement (the "Stock Purchase Agreement") and all notices required under the Plan. The Administrator's interpretation and construction of the Plan is, subject as aforesaid, final and conclusive.

The board may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the shareholders of AT&T, no amendment may increase the number of shares reserved for purchase, or reduce the purchase price per share, under the Plan other than as described above.

The board shall have the right to terminate the Plan or any Offering at any time for any reason. Unless terminated earlier, the Plan shall continue in effect through December 31, 1999.

Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a negative vote. The directors recommend a vote FOR the approval of the 1995 AT&T Employee Stock Purchase Plan.

            -----------------------------------------

DIRECTORS' PROPOSAL TO APPROVE THE 1994 NCR EMPLOYEE STOCK PURCHASE PLAN

(Item E on Proxy Card)
In January 1994, the board adopted, subject to shareholder approval, to the 1994 NCR Employee Stock Purchase Plan (the "1994 Plan"). NCR Corporation ("NCR") has had a stock purchase plan in place for over 20 years. The 1994 Plan is similar to NCR's current stock purchase plan, which was approved by AT&T's shareowners in 1992. That plan will terminate in July 1994 and will be replaced, if approved by AT&T shareholders, by the 1994 Plan.

Shares Reserved for 1994 Plan
The 1994 Stock Purchase Plan provides eligible employees of NCR with a means to purchase, through payroll deductions, up to ten million shares of AT&T Common Stock at a discount, subject to adjustments under certain circumstances such as stock splits, stock dividends, recapitalization or other changes in the outstanding AT&T Common Stock.

Any AT&T Common Stock purchased under the 1994 Plan cannot be sold, transferred, or otherwise disposed of, other than by will or the laws of descent and distribution of the participant, for one year from the date the stock is purchased.

Eligible Participants
Full-time employees of NCR (or a subsidiary designated by the Chief Executive Officer or the President of NCR) who have completed six months of continuous service and certain employees of NCR who were formerly employed by AT&T or its subsidiaries for a continuous period of six months are eligible to participate, on a purely voluntary basis, in the 1994 Plan. Approximately xxxxxx employees would have been eligible to participate as of January 1, 1994.

Material Features of 1994 Plan
Twice a year, on August 1 and February 1 of each plan year, an offering will commence and continue for a period of up to six months (an "Offering"), during which eligible employees may elect to purchase AT&T Common Stock through payroll deductions of up to 10% of compensation, which deductions are made commencing with the Offering and ending on the last day of such Offering (the "Purchase Period"). The purchase price per share of AT&T Common Stock will be 85% of the average of the reported highest and lowest sale prices of shares of AT&T Common Stock on the New York Stock Exchange on the last day of the Purchase Period on which sales of AT&T Common Stock were made on that Exchange. Only whole shares may be purchased, and at any Offering, no more than 1,150 shares can be purchased by a participant, subject to certain limitations imposed by federal tax laws.

A participant may withdraw from the 1994 Plan at any time and the entire amount credited to his or her account will be refunded. If a participant terminates employment, the entire amount credited to his or her account will be used to purchase shares of AT&T Common Stock on the last day of the Purchase Period unless the participant's termination of employment occurs at least three months prior to the end of the Purchase Period, in which event, the entire amount in his or her account will be refunded. The revocation of the designated subsidiary status of an NCR subsidiary by which a participant is employed will cause the entire amount credited to the participant's account to be refunded to him or her.

Tax Treatment
The 1994 Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, an employee who elects to participate in an Offering under the 1994 Plan will not realize income at the time the Offering commences or when the shares purchased under the 1994 Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the Offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the Purchase Price or (ii) 15% of the fair market value of such shares at the time the Offering commenced. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, NCR (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.

If any employee disposes of the shares purchased under the 1994 Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, NCR (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

An employee who is a nonresident of the United States will generally not be subject to a U.S. federal income tax with respect to the shares of AT&T Common Stock purchased under the 1994 Plan.

Plan Administration and Termination
The 1994 Plan provides for administration of the Plan by the Secretary of NCR. The board of directors of NCR may terminate the 1994 Plan at any time and, with the approval of the Senior Vice President, Human Resources of AT&T, amend it in any respect, except that the approval of AT&T shareholders is required for any amendment to increase the number of shares available for purchase under the 1994 Plan or to decrease the purchase price. Unless earlier terminated, the 1994 Plan will continue in effect until December 31, 1999, except that if at the end of any Purchase Period the aggregate funds available for purchase of AT&T Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the Purchase Period will be proportionately reduced in order to eliminate the excess. The 1994 Plan would then automatically terminate after such Purchase Period. Upon expiration or termination of the 1994 Plan, any amount not applied toward the purchase of AT&T Common Stock will be refunded to the participant.

Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding AT&T Common Stock. Any shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a negative vote. The directors recommend a vote FOR the approval of the 1994 NCR Employee Stock Purchase Plan.

SHAREHOLDER PROPOSALS
AT&T receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful attention.

Proponents of 0000 shareholder proposals have stated that they intend to present the following proposals at the annual meeting. Information on the shareholdings and addresses of the proponents and co-sponsors (if applicable) is available upon request from the

Corporate Secretary's Department, Shareowner Relations, at 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412. The proposals and supporting statements are quoted below. The board has concluded it cannot support these proposals for the reasons given.

                    ------------------------

Approval of the preceding shareholder proposals would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote.

SUBMISSION OF SHAREHOLDER PROPOSALS
Proposals intended for inclusion in next year's proxy statement should be sent to the Vice President--Law and Secretary of the Company at 32 Avenue of the Americas, New York, NY 10013-2412, and must be received by November 1, 1994.

OTHER MATTERS TO COME BEFORE THE MEETING

In addition to the matters described above, there will be an address by the Chairman and a general discussion period during which shareholders will have an opportunity to ask questions about the business.

If any matter not described herein should come before the meeting, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the meeting.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee is composed of five independent non-employee directors. The committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the full board (other than directors who are employees) is responsible for setting and administering salaries and the annual bonus for the officers listed on
page    (the "named officers") based upon recommendations of the committee.
The following report represents the actions of the committee and the board regarding compensation paid to the named officers during 1993.

COMPENSATION PHILOSOPHY
The Company's compensation programs are designed to link executives' compensation to the performance of the Company. For example, the Chairman's annual bonus and long-term awards are performance driven incentives and account for 73% of his total compensation structure. The other named officers have approximately 60% of their total compensation at risk in performance driven incentive plans. We target executive competitive compensation levels at the mean of a select group of large, market-focused, progressive companies with whom we compete for senior executive talent. The Company's competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns.Thus, the comparable companies for purposes of executive compensation are not the same as the peer group index used in the Five-Year Performance Comparison graph included in this proxy statement.

The target executive compensation levels determined with reference to the comparable market survey sample described above requires that the compensation paid to the Company's top five officers exceed the qualifying compensation limit for deductibility under Section 162(M) of the Internal Revenue Code, therefore the Company has taken steps to mitigate the negative impact of this IRS provision on the shareowners. For example, we have a salary and incentive deferral plan in place, and are modifying our long-term incentive grants to ensure that they qualify as performance driven plans and therefore are exempt the non-deductible provision.

The Compensation Committee has developed executive compensation governing principles that provide guidance to the design and operation of the senior compensation plans. These principles address key areas of AT&T senior executive compensation policy such as the identification of the markets to be surveyed, the role of compensation in attracting talent and the flexibility of the compensation programs to attract strategic executive hires to address global markets.

The committee has also developed governance principles to guide the board of directors' review of executive officer performance. This guideline ensures that a process is in place that links executive officer compensation to corporate performance levels. This review process identifies the necessary steps and the chronology of events required to design, approve, and implement the AT&T senior executive compensation programs.

The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., performance shares, stock options, and restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and CEO, Mr. Allen, are described below.

(1) Annual Component: Base Salary and Annual Bonus

Base Salary: Base salaries for executive officers are determined with reference to a position rate for each officer. These position rates are determined by evaluating the responsibilities of the position and comparing it with other executive officer positions in the marketplace and are reviewed annually. Annual salary adjustments are determined by the Company's performance and the individual's contribution to that performance. For those executive officers responsible for particular business units, the financial and non-financial results (e.g., recognition within respective industries) of their business units are also considered.

The committee determines the salary recommendation for the named officers. While there are no individual performance matrices or pre-established weightings given to each factor, these salary recommendations are based on performance criteria such as:

* long-term strategic decisions,

* emphasis on globalization,

* strengthened leadership base,

* responsiveness to a rapidly changing competitive environment,

* strategic value to the Company,

* relative position to salary structure, and

* strong financial performance with a balance between long- and short-term earnings and revenue growth.

Annual Bonus: The annual bonus for the Chairman and the named officers is dependent on the Company's performance relative to pre-set financial, employee, customer, and individual performance targets. The financial target is Economic Value Added ("EVA") that measures the return on investment that enhances shareholder value. Employee satisfaction results are measured by an index called People Value Added ("PVA"). There are two components of this measurement: leadership and diversity, that are derived from an annual employee survey that measures employee perceptions of executive behavior such as: sharing roles and responsibilities, leadership, empowerment, and respect for individuals. The customer measure is Customer Value Added ("CVA") and it measures the relative value that customers perceive when our products are compared to our competitors'. Targets for these measures were reviewed and approved by the committee. Payments under the Company's annual incentive plan are tied to the Company's level of achievement of the annual EVA, PVA, and CVA targets and comprise approximately 60% of the annual bonus. Individual performance awards are based on individual achievement considering the same factors as those used for base salary and comprise approximately 40% of the annual bonus. Award targets are predicated on survey results of comparable companies and are based on a percent of base salary. Actual awards to individuals are reviewed by the committee and recommended to the board for approval.

(2) Long-Term Component: Performance Shares, Stock Options, and Restricted
Stock

To align shareholders' and executive officers' interests, the Company's long-term compensation (performance shares, stock options, and restricted stock) plan uses grants whose value is related to the value of Company common shares. Grants of performance shares, stock options, and restricted stock are made under the AT&T 1987 Long Term Incentive Program which was approved by the shareholders. Historically, performance shares and stock options have been granted annually based on position rate, while restricted stock awards are granted on a selective basis. The size of annual performance share and stock option award levels are predicated on survey results of comparable companies in the marketplace. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels. Our target is to deliver half of this long-term incentive value via performance shares and half via stock options. The awards provide rewards to executives upon creation of incremental shareowner value and the attainment of long-term goals.

Performance Shares: Performance shares, which are equivalent in value to AT&T common shares, are awarded annually in numbers based on an executive's position rate. Payout of --% to 150% of such performance shares is made in the form of cash and/or AT&T common shares at the end of a three-year performance period based on the Company's return-on-equity performance compared with a target.

Stock Options: Stock options are granted annually to executive officers also in numbers based on their position rate. Like performance shares, the magnitude of such awards is determined annually by the committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T common shares on the day of grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Company common shares occurs over a specified number of years.

Restricted Stock: Restricted stock awards are granted occasionally to executive officers under the AT&T 1987 Long Term Incentive Program. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.

CEO Compensation
During 1993, the Company's most highly compensated officer was Robert E. Allen, Chairman of the Board and CEO. Mr. Allen's 1993 performance was reviewed by the committee which made recommendations to the board concerning the annual component (base salary and annual bonus) and approved the long-term components (performance shares, stock options, and restricted stock) of his compensation. These actions were predicated on the considerations discussed below.

Despite the state of the U.S. and global economies, the Company reported
profits and record revenues. In 1993, the Company earned $    billion with
revenues of $    billion. Earnings per share were    .

A substantial portion of Mr. Allen's short-term incentive compensation is based on measurements of success with our three key stakeholders:
shareowners, customers and employees.

The shareowner element was measured by success relative to an EVA target for
the year of $   . Final results for 1993 indicate that this target was
exceeded. During 1993 the goal of making significant progress in implementing a Company-wide customer satisfaction measurement program was met. This work will continue in 1994. In addition, the target of improving our employee opinion survey results over the baseline year (1991) was met. Actual results
show an improvement of    .

An AT&T performance share payout was made in 1993 based on an aggressive average return to equity target for the performance period from 1990 to 1992.
This target average return was       and the actual     % results yielded a
payout of     % of the performance shares awarded to Mr. Allen at the
beginning of 1990.

In addition to leading the Company through a financially successful year and achieving his employee and customer satisfaction targets, Mr. Allen strengthened the Company's global position through new hires from outside AT&T, key alliances and the implementation of a global management model incorporating a shared management concept. The merger with McCaw now in progress was widely recognized as a bold step in positioning the Company in one of the fastest growing areas of our business. Moreover, the Company together with its unions adopted the "Workplace of the Future" program which increases employee participation in planning and decision making and is considered a model of labor-management cooperation. In these and other initiatives, Mr. Allen continues to strengthen the confidence and dedication of employees and to position the Company to share in the future growth of our industry.

The Compensation Committee

Chairman

  [names to be added]

SUMMARY COMPENSATION TABLE

                                         Annual Compensation                       Long-Term Compensation (2)
                                                                                     Awards             Payouts
                                                                           ---------------------------  -------------
                                                             Other
                                                             Annual        Restricted                                  All Other
                                                             Compen-       Stock                        LTIP           Compen-
Name and                                                     sation (3)    Award(s) (4)    Options/     Payouts (5)    sation (6)
Principal Position (1)   Year     Salary ($)    Bonus ($)    ($)           ($)             SARs (#)     ($)            ($)
- -----------------------  -------  ------------  -----------  ------------  --------------  -----------  -------------  ------------

























- -----------------------  -------  ------------  -----------  ------------  --------------  -----------   -------------  ------------

Footnotes
1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. Compensation deferred at the election of named officers is included in the category (e.g., Bonus, LTIP Payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation,
(b) dividend equivalents paid with respect to long-term performance shares prior to end of three-year performance period, and (c) tax payment reimbursements. No disclosure is required in this column for fiscal years ended before December 15, 1992.

4. On December 31, 1993, the number and value of all outstanding grants of
restricted stock held by named officers were as follows:[      ].

5. Includes distribution in 1993 to             ,      ,      ,      , and
      of performance shares whose three-year performance period ended
December 31, 1992. The value of        AT&T Restricted Shares which vested in
1993 is also reflected in           payout for that year.

6. In 1993, includes (a) Company contributions to savings plans (      ;
      ;        ;       ; and       ), (b) dollar value of the benefit of      *
premiums paid for split-dollar life insurance policies (unrelated to term
life insurance coverage) projected on an actuarial basis (       ;       ;    *
      ;       ; and       ); and (c) payments equal to lost Company savings   *
match caused by IRS limitations (      ;       ;        ; and       ). No     *
disclosure is required in this column for fiscal years ended before December 15, 1992.

7. In 1991, from 80% to 87% of the stock option grants to the named officers reflect special grants. Twenty-five percent of the special grants were made with an exercise price equal to the fair market value of a share at grant ($38.6875 per share), 25% with an exercise price equal to the fair market value of a share plus 20% ($46.4250 per share), 25% with an exercise price equal to the fair market value of a share plus 30% ($50.2938 per share), and the remaining 25% with an exercise price equal to the fair market value of a share plus 50% ($58.0313 per share).

OPTION GRANTS IN 1993


                                        Individual Grants
          ---------------------------------------------------------------------------
                                                                             Grant
                             % of Total                                       Date
              Options          Options       Exercise                       Present
            Granted (1)     Granted to        Price       Expiration      Value (2)
Name         (#)              Employees       ($/Sh)        Date            ($)
- -------   --------------   -------------   -----------   -------------   ------------
















    Footnotes
1. Options become exercisable one year after the grant date.

2. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating
the Grant Date Present Value:[     ]. The real value of the options in this
table depends upon the actual performance of the Company's stock during the applicable period.

                       AGGREGATED OPTION/SAR EXERCISES
IN 1993 AND YEAR-END VALUES

                                                                                  Value of
                                                           Unexercised          In-the-Money
                                                           Options/SARs         Options/SARs
                                                         at Year End (#)      at Year End ($)
                                                        ------------------   ------------------
          Shares Acquired                              Exercisable/         Exercisable/
Name      on Exercise (#)      Value Realized ($)      Unexercisable        Unexercisable
- -------   ------------------   ---------------------   ------------------   ------------------












LONG-TERM INCENTIVE PLANS--AWARDS IN 1993

                                                    Estimated Future Payouts
                                                      of Performance Shares
                              Performance             Under Non-Stock Price
             Number of       Period Until                Based Plan (1)
                                              -------------------------------------
          Performance      Maturation        Threshold      Target      Maximum
Name      Shares           or Payout         (#)            (#)         (#)
- -------   --------------   ---------------   ------------   ---------   ----------
















Footnotes
1. Payout of awards is tied to achieving specified levels of return to equity ("RTE").
   The target amount will be earned if 100% of the targeted RTE rate is achieved. The
   threshold amount will be earned at the achievement of   % of the targeted RTE rate and the
   maximum award amount will be earned at achieving    % of the targeted RTE rate. If less
   than   % of the targeted RTE rate is achieved, an award payout will not be earned.
   Awards will be distributed as common stock of the Company, or as cash in an amount equal to the value of those shares, or partly in common stock and partly in cash.
/TABLE

[PRELIMINARY]
                           AS OF NOVEMBER 30, 1993
                       FIVE-YEAR PERFORMANCE COMPARISON

The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group((1))

[Line graph]


Assumes $100 invested on December 31, 1987 in AT&T Common Stock, the S&P 500 Index and Peer Group Common Stock
Total Shareholder Returns Assume Reinvestment of Dividends

Footnote
1. The peer group comprises the largest companies worldwide which compete against the Company in its two industry segments of information movement and management, and financial services and leasing. None of the companies competing with AT&T in information movement and management offers a fully comparable range of products and services, although each is widely recognized as a competitor of AT&T. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the peer group are as follows: American Express Company; Ameritech Corporation; Apple Computer, Inc.; Bell Atlantic Corporation; BellSouth Corporation; Cable & Wireless p.l.c.; Digital Equipment Corp.; GTE Corporation; Hewlett-Packard Co.; Intel Corp.; International Business Machines Corporation; ITT Corporation; L. M. Ericsson Telefonaktiebolaget; MCI Communications Corp.; Motorola, Inc.; NEC Corp.; Northern Telecom Limited; NYNEX Corporation; Pacific Telesis Group; Southwestern Bell Corporation; Sprint Corporation; Texas Instruments Incorporated; U S WEST, Inc.; and Xerox Corporation.

[UPDATE TO COME]

PENSION PLANS

The Company maintains the AT&T Management Pension Plan, a non-contributory
pension plan which covers all management employees, including      ,      ,
     ,     , and      . The normal retirement age under this plan is 65;
however, retirement before age 65 can be elected under certain conditions.

Under the AT&T Management Pension Plan, annual pensions are computed on an adjusted career average pay basis. The adjusted career average pay formula is the sum of (a) 1.5% of the average pay for the three years ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus
(b) 1.6% of pay subsequent to December 31, 1989. Only the basic salary is taken into account in the formula used to compute pension amounts. As a result of an amendment to the plan in 1989, an enhanced pension benefit is available to certain eligible employees. The enhanced pension benefit, which is calculated as of December 30, 1989, by adding five to the age and number of years of service of these employees, remains in effect until the employee's actual age, service, and compensation yield a greater pension benefit.

The Company also maintains the AT&T Non-Qualified Pension Plan. Under the
plan, annual pensions for      ,      ,      ,      , and       and other
senior managers are computed based primarily on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will generally commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to the greater of the amounts computed under the Basic or Alternate Formula described below.

Basic Formula:
The sum of (a) 1.5% of the average of the actual annual bonus awards for the three-year period ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus (b) 1.6% of the actual annual bonus awards subsequent to December 31, 1989.

Alternate Formula:
The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to retirement minus the AT&T Management Pension Plan amount. For purposes of this formula, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of the AT&T Management Pension Plan, plus the income figure used for purposes of the basic formula, by the employee's actual term of employment at retirement. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for social security tax for each year beginning with
1958 and ending with 1993. In 1993 the covered compensation base was $      .

In 1993, an Alternative Minimum Formula ("AMF"), applicable to active senior managers who are participants in the AT&T Non-Qualified Pension Plan as of December 31, 1993 was established. The annual pension amount payable under the AMF is equal to the greater of the amounts computed under formulas A and B plus an additional percent increase factor as described below:

Formula A:
The sum of (a) 1.5% of the average of the total compensation for the three-year period ending December 31, 1992, times the number of years of service prior to January 1, 1993 plus (b) 1.6% of the total compensation from January 1, 1993 to December 31, 1993. For purposes of this Formula A, total compensation shall be basic salary plus actual annual bonus awards. The pension amounts resulting from this Formula A may be reduced to reflect retirements prior to age 55.

Formula B:
The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to December 31, 1993. For purposes of this Formula B, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of Formula A, by the employee's actual term of employment to December 31, 1993. The covered compensation base used in this Formula B is the average of the maximum wage amounts on which an employee was liable for social security tax for each year beginning with 1958 and ending with 1993. In 1993 the covered
compensation base was $      . The pension amounts resulting from this
Formula B may be reduced to reflect retirements prior to age 60.

An additional percent increase factor based on age and service is applied to the pension amount resulting from the higher of Formula A or B. The total AMF pension results in a fixed benefit and such amount is reduced by the amount payable under the AT&T Management Pension Plan. It is anticipated that after 1997, a senior manager's normal pension increases resulting from additional age and service as well as possible future pension plan amendments could cause the regular accrued pension benefit to exceed the fixed AMF benefit. Pensions resulting from the AMF will be payable under the AT&T Non-Qualified Pension Plan.

As part of his employment agreement, the Company entered into a supplemental
pension arrangement with      . Pursuant to such arrangement, if employment
is terminated on or after age 55 for any reason other than Company-initiated termination for "cause," this executive officer will be entitled to immediate pension benefits based on the higher of (1) a pension determined by his actual net credited service and calculated under the then-existing Company qualified and non-qualified pension formulas; but without reference to age and service eligibility requirements, or (2) a fixed minimum annual pension
schedule which ranges from $        at age 55 to $        at age 65. Pension
benefits payable under this arrangement will be paid out of the Company's operating income, and will be offset by all amounts actually received by the executive officer under any other Company qualified or non-qualified
retirement plan or arrangement. In addition,       will be entitled to
certain other post-retirement benefits that are generally made available to retired executive officers and service pension-eligible senior managers from time to time.

Senior managers (including         and         ) and certain other management
employees who are hired at age 35 or over are covered by a supplemental AT&T Mid Career Pension Plan. For specified managers retiring with at least five years in level, the plan provides additional pension credits equal to the difference between age 35 and their maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at approximately one-half the rate in the AT&T Management Pension Plan.

Pension amounts under either the AT&T Management Pension Plan, the AT&T Non-Qualified Pension Plan, or the AT&T Mid Career Pension Plan are not subject to reductions for social security benefits or other offset amounts.
If         ,      , and       continue in the positions given above and
retire at the normal retirement age of 65, the estimated annual pension amounts payable under the AT&T Management Pension Plan and the AT&T
Non-Qualified Pension Plan would be $         , $       , and $
respectively. For          , the estimated annual pension amounts payable
under the above three plans would be $       . Amounts shown are
straight-life annuity amounts not reduced by a joint and survivorship provision which is available to these officers named.

The Company has reserved the right to purchase annuity contracts to satisfy its unfunded obligations to any of these officers under the AT&T Non-Qualified Pension Plan. In that event, there would be a tax gross-up payment to the officer and annuity benefits paid by the carrier will be reduced to offset the tax gross-up payment. The after-tax benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan.

OTHER INFORMATION

A Directors' and Officers' Liability Policy was renewed effective July 1, 1993, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its directors and officers under New York law or under contract and insures directors and officers where such indemnification is not provided by AT&T. The one-year policy's cost is $1,780,000.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $18,000 plus reimbursement of reasonable out-of-pocket expenses.

The above notice and proxy statement are sent by order of the board of directors.

Robert E. Scannell
Vice President--Law and
Secretary

Dated: March 1, 1994

[AT&T Logo]

American Telephone and Telegraph Company
32 Avenue of the Americas, New York, NY 10013-2412


[Recycle logo]

[AT&T LOGO]

P
R
O
X
Y

American Telephone and Telegraph Company
32 Avenue of the Americas, New York, NY 10013
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 20, 1994.

The undersigned hereby appoints R.E.
Allen, B.K. Johnson and D.S. Perkins, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in American Telephone and Telegraph Company at the annual meeting of shareholders to be held at Georgia World Congress Center in Atlanta, Georgia, at 9:30 a.m. on April 20, 1994, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the Directors' recommendations on the other subjects listed on the other side of this card and, at their discretion, on any other matter that may properly come before the meeting. (If you have indicated any changes or voting limitations on this side of the card, please mark the |P`Comments|P' box on the other side.)

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of Directors may be indicated on the other side. Nominees are\MR.E. Allen, M.K. Eickhoff, W.Y. Elisha, P.M. Hawley, C.A. Hills, B.K. Johnson, D. Lewis, D.F. McHenry, V.A. Pelson, D.S. Perkins, H.B. Schacht, M.I. Sovern, F.A. Thomas, J.D. Williams, and T.H. Wyman. Please sign on the other side and return promptly to P.O. Box 8872, Edison, NJ 08818-9241. If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted.


Comments:
[Rule]
[Rule]
[Rule]
(If you have written in the above space, please mark the "Comments" box on the other side of this card.)

Detach proxy card

Annual Meeting of Shareholders
Wednesday, April 20, 1994
Georgia World Congress Center
West Concourse
285 International Blvd., N.W.
Atlanta, Georgia

The Omni/Dome/GWCC MARTA
Station offers convenient
public transportation

Public parking is available in the vicinity.

Hearing-amplification
equipment and sign interpretation will be provided.

[X]Please mark your vote with an X.                                      8777

Directors recommend a vote "FOR"

                                   WITHHELD
                   FOR ALL         FROM ALL
                   nominees        nominees
A. Election
of Directors        [ ]              [ ]
(page 0)

FOR ALL EXCEPT
the following nominees(s):



                    FOR    AGAINST   ABSTAIN
B. Ratification
of Auditors         [ ]      [ ]        [ ]
(page 00)


 [Confidential Treatment has been requested]


D. Approve
1995 Employee
Stock Purchase
Plan                [ ]      [ ]        [ ]
(page 00)

E. Approve 1994 NCR
Employee Stock
Purchase Plan       [ ]      [ ]        [ ]
(page 00)



Directors recommend a vote "AGAINST"
the shareholder proposals regarding

                   FOR  AGAINST  ABSTAIN






















SPECIAL ATTENTION
Mark here if you have written
a comment on reverse.              [ ]


Mark here to discontinue this
extra annual report.               [ ]
(page 0)

Mark here if you plan to
attend the annual meeting.         [ ]



SIGNATURE(S)_______________________________  DATE ______________, 1994
Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

[AT&T LOGO]

Detach proxy card

Admission Ticket

Please present this ticket for admittance of shareholder(s) named above and guest.

Annual Meeting of
Shareholders
Wednesday, April 20, 1994

Agenda
8:00 Doors and Exhibit Areas Open

9:30 Introduction and Welcome

Chairman's Remarks

Election of Directors

Ratification of Auditors

Director Proposals

Shareholder Proposals

11:00 Voting

General Discussion

Adjournment